Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces August Cash Distribution and Update regarding Santa Barbara Ballot Initiative

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas July 24, 2014 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC” or “Pacific Coast Energy Company”), announced today a cash distribution to the holders of its units of beneficial interest of $0.13234 per unit, payable on August 14, 2014, to unitholders of record on August 6, 2014. The Trust’s distribution relates to net profits and overriding royalties generated during June 2014 as provided in the conveyance of net profits and overriding royalty interest.

This month’s distribution of $5.1 million is 11% lower than the previous month ($0.13234 per unit vs. $0.14872 per unit) principally due to lower production from the Developed Properties as a result of one less day of production in June than May, higher capital expenditures from the Developed Properties, and higher lease operating expenses. Production from the Developed Properties was 105,730 Boe in June, as compared to 110,277 Boe in May. Average daily production from the Developed Properties was 3,524 Boe in June, as compared to 3,557 Boe in May.

The current net profits amount from the Developed Properties was approximately $5.0 million. The current month’s lease operating expenses for the Developed Properties, including property taxes, were $3.5 million compared to $3.3 million in the prior month. The current month’s capital expenditures for the Developed Properties were $0.6 million compared to $0.3 million in the prior month. The current month’s distribution also includes $0.2 million for the 7.5% overriding royalty on the Remaining Properties which produced 26,542 Boe from 37 Orcutt Diatomite wells and five Orcutt Field wells. The cumulative deficit of the net profits interest on the Remaining Properties, including the 7.5% overriding royalty payments decreased by approximately $0.3 million in the current month and is now $2.3 million.

Trust administrative expenses and the monthly operating and services fee payable to PCEC totaled approximately $0.1 million and were deducted in the calculation of the total distribution.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of June 2014.

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)

Developed Properties (a)	105,730	$97.94
Remaining Properties (b)	26,542	$98.12

(a) Crude oil sales represented 97% of sales volumes.

(b) Crude oil sales represented 100% of sales volumes.

Update regarding Santa Barbara Ballot Initiative

As previously discussed in the Trust’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 9, 2014 and in the “Recent Developments” section of the Trust’s Definitive Prospectus Supplement filed with the SEC on June 11, 2014 and elsewhere, an environmental group gathered signatures in order to place on the November 4, 2014 ballot in Santa Barbara County a measure (now called “Measure P”) which would prohibit the County of Santa Barbara from issuing certain new permits for virtually all oil and gas production techniques currently in use in Santa Barbara County, including cyclic steaming.  Because PCEC’s ongoing oil and gas operations regularly require permits in order to maintain existing production, the measure, if passed in November and not invalidated by the courts, would have material negative impacts on PCEC’s Santa Barbara production.  Approximately 70-80% of the distributions paid by the Trust over the past 3 months have come from Santa Barbara County production and thus if Measure P were to be ultimately approved by the voters, survive legal challenge and be enforced, it would have a meaningful negative impact on the Trust.

However, this measure has not been passed nor has its legal validity been determined, and PCEC has provided the following update to the information previously provided to the Trust regarding this matter.  As a result of the threat posed by Measure P to the entire oil and gas industry in Santa Barbara County, a broad coalition of Santa Barbara residents, businesses and groups has been formed to educate the public about this proposed measure.  PCEC believes that the proposed measure would result in a major loss to Santa Barbara County jobs, tax revenues and the local economy. The coalition formed to oppose this measure, which PCEC considers to be flawed and costly, includes oil and gas companies and their employees, and teachers, farmers, businesses, firefighters, taxpayers’ groups, and many others.  The coalition has formed a campaign committee to coordinate the efforts to defeat Measure P.  Pacific Coast Energy Company has informed the Trust that it has taken a leadership role in helping to create this coalition and in working with this coalition to defeat Measure P, and that there will be a very fulsome and multi-faceted campaign to educate the voters of Santa Barbara County about the actual impacts of this measure.

In the event that, despite the coalition’s efforts, Measure P were to pass, PCEC believes that it will undoubtedly be subject to numerous legal challenges. PCEC has informed the Trustee that several prominent law firms have already issued letters to the County stating that Measure P has serious legal deficiencies including state law preemption, and that counsel have asserted that if Measure P is adopted, it would be a taking of mineral rights and other property interests and as a result the County will be subject to claims for compensation under the United States and California Constitutions.  In addition, Measure P has certain exemptions for existing projects which PCEC believes may have applicability to PCEC’s Santa Barbara production.

Pacific Coast Energy Company has informed the Trustee that it is committed to taking all reasonable steps to educate the voters of Santa Barbara County and to protect the interests of the many unitholders of Pacific Coast Oil Trust.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders as well as all statements regarding Measure P and its potential effects on the Trust. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Further, as discussed above, because PCEC’s ongoing oil and gas operations regularly require permits in order to maintain existing production, Measure P, if passed in November and not invalidated by the courts, would have material negative impacts on PCEC’s Santa Barbara production.  Approximately 70-80% of the distributions paid by the Trust over the past 3 months have come from Santa Barbara County production and thus if Measure P were to be ultimately approved by the voters, survive legal challenge and be enforced, it would have a material adverse effect on the Trust.  Other important factors that could cause actual results to differ materially from expectations include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, and if applicable, the Trust’s Quarterly Reports on Form 10-Q and other filings with the SEC. The Trust’s Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q reports and other filings with the SEC are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue  Austin, TX 78701